UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 18, 2009
PULTE HOMES, INC.
(Exact name of registrant as specified in its charter)

Michigan	1-9804	38-2766606

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Bloomfield Hills Parkway, Suite 300, Bloomfield Hills, Michigan 48304
(Address of principal executive offices)(zip code)
(248) 647-2750
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
On August 18, 2009, Pulte Homes, Inc. (“Pulte”) completed the acquisition of Centex Corporation (“Centex”) through the merger of Pulte’s merger subsidiary with and into Centex (the “Merger”) pursuant to the Agreement and Plan of Merger dated as of April 7, 2009 among Pulte, Pi Nevada Building Company and Centex (the “Merger Agreement”). As a result of the Merger, Centex became a wholly owned subsidiary of Pulte. A copy of the press release announcing the results of the Pulte and Centex shareholder meetings is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.
As a result of the Merger, each outstanding share of Centex common stock and restricted stock, other than shares owned by Pulte, its merger subsidiary or Centex, was converted into the right to receive 0.975 of a share (the “Exchange Ratio”) of Pulte common stock (plus cash in lieu of fractional shares). Additionally, each outstanding Centex stock option was converted into a vested Pulte stock option, with adjustments to reflect the Exchange Ratio, each outstanding Centex restricted or deferred stock unit was converted into a restricted or deferred stock unit with respect to Pulte common stock, with adjustments to reflect the Exchange Ratio, and each outstanding Centex performance unit award was converted into an amount in cash reflecting the fair market value of Centex common stock immediately prior to the effective time of the Merger.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective August 18, 2009, Richard J. Dugas, Jr., Pulte’s President and Chief Executive Officer, was appointed Chairman of Pulte’s Board of Directors, succeeding Pulte’s former Chairman, William J. Pulte. Mr. Pulte will continue to serve as a director and employee of Pulte and will continue to receive an annual salary of $1 million. On August 18, 2009, the Compensation Committee adjusted Mr. Pulte’s 2009 bonus opportunity under the Company’s Annual Incentive Program to a maximum payout of $500,000. In addition, Mr. Pulte will no longer participate in the Company’s Long Term Incentive (“LTI”) Program beginning with the year ending December 31, 2009 (except to the extent that all earned LTI awards prior to 2009 will be paid pursuant to the terms of the LTI Program) and he will no longer be eligible for any annual equity grants.
Effective August 18, 2009 and pursuant to the Merger Agreement, William B. Smith and Richard G. Wolford resigned from the Board of Directors, and Timothy R. Eller, Clint W. Murchison, III, James J. Postl and Thomas M. Schoewe were appointed to the Board of Directors to hold office until the 2010 Annual Meeting of Shareholders. Mr. Eller will serve on Pulte’s Finance Committee, Mr. Murchison will serve on the Nominating and Governance Committee, Mr. Schoewe will serve on the Audit Committee and Mr. Postl will serve on the Compensation Committee.
As previously disclosed, Mr. Eller is party to a Consulting Agreement with Pulte (the “Consulting Agreement”), which became effective upon the completion of the Merger. Pursuant to the Consulting Agreement, Mr. Eller resigned his positions with Centex and became vice chairman of Pulte’s Board of Directors and a consultant to Pulte, reporting to Pulte’s chief executive officer, with the consulting period and board service to continue for 24 months following the completion of the Merger. Mr. Eller also received a grant to purchase 650,000 shares of Pulte common stock at an exercise price of $12.335 per share, the average of the high and low trading prices of Pulte common stock on August 18, 2009, which stock options have a 10-year term and become exercisable in two equal installments on August 18, 2010 and August 18, 2011. Additionally, Mr. Eller is entitled to all payments and benefits under the Centex Corporation Plan Regarding Severance After a Change in Control resulting from a termination for “good reason,” plus an additional payment of $293,000, and all of his Centex equity awards vested in full, with his stock options becoming exercisable for their full term.
The Consulting Agreement also provides that Pulte (1) will pay to Mr. Eller board fees equal to the fees paid to other non-chairman directors of Pulte, an annual consulting fee of $750,000 and an annual guaranteed performance bonus of $300,000, and (2) will provide Mr. Eller during the consulting period with an office and an administrative assistant in Dallas. Upon a termination of the consulting period for any reason, except by Pulte for “cause” or by Mr. Eller without “good reason” (as defined in the Consulting Agreement), Mr. Eller would be entitled to the consulting fees and guaranteed performance bonuses that would have been payable over the remainder of the consulting period, and equity awards in respect of board fees not yet paid. In addition, his equity awards would vest in full, with his stock options remaining exercisable for their full term. During the period that Mr. Eller renders services under the Consulting Agreement, Mr. Eller will be subject to a standard non-competition and non-solicitation covenant provided by senior executive officers of Pulte.
The foregoing summary of the Consulting Agreement is qualified in its entirety by the terms and conditions of the Consulting Agreement, which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.
On August 18, 2009, the Compensation Committee of Pulte’s Board of Directors granted stock options to certain of Pulte’s executive officers, including grants of options to acquire 250,000, 150,000, 150,000 and 60,000 shares of Pulte common stock to Mr. Dugas, Steven C. Petruska, Roger A. Cregg and Peter J. Keane, respectively, at an exercise price of $12.335 per share, the average of the high and low trading prices of Pulte common stock on August 18, 2009. Each award was granted under Pulte’s 2004 Stock Incentive Plan and has a ten-year term and vests over a four-year period.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On August 18, 2009, Pulte amended its Restated Articles of Incorporation to increase the total number of shares of common stock that Pulte is authorized to issue from 400,000,000 to 500,000,000, following the receipt of shareholder approval. A conformed copy of the Restated Articles of Incorporation of Pulte Homes, Inc., as amended, is attached hereto as Exhibit 3.1 and is incorporated herein by reference.
Item 8.01 Other Events
On August 18, 2009, Pulte shareholders approved a proposal to amend Pulte’s Restated Articles of Incorporation to change Pulte’s corporate name from “Pulte Homes, Inc.” to “PulteGroup, Inc.” The name change will not become effective until Pulte files a certificate of amendment to

Pulte’s Restated Articles of Incorporation with the Michigan Department of Energy, Labor and Economic Growth.
Item 9.01. Financial Statements and Exhibits.

3.1	Conformed Articles of Incorporation of Pulte Homes, Inc., as amended

10.1	Consulting Agreement, dated as of April 7, 2009, between Pulte Homes, Inc. and Timothy R. Eller (Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed April 10, 2009)

99.1	Press Release dated August 18, 2009

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULTE HOMES, INC.

Dated: August 18, 2009	By:	/s/ Steven M. Cook

	Name:	Steven M. Cook
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

3.1	Conformed Articles of Incorporation of Pulte Homes, Inc., as amended

10.1	Consulting Agreement, dated as of April 7, 2009, between Pulte Homes, Inc. and Timothy R. Eller (Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed April 10, 2009)

99.1	Press Release dated August 18, 2009